NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
Double-Digit Revenue Growth and Cost Management Fuels Margin and EPS Expansion

•	Revenues up 12% to $364.8 million fueled by 19% growth in Data and Analytics (D&A) revenues. Technology & Processing Solutions (TPS) revenues up 6%.

•	Operating income from continuing operations up 232% to $49.3 million reflecting the benefits of revenue growth, favorable business mix and cost productivity.

•	Net income from continuing operations up $32.5 million to $29.3 million. Diluted EPS of $0.32 versus prior year $0.03 loss. Adjusted EPS up 156% to $0.46.

•	Adjusted EBITDA up 54% to $100.9 million; adjusted EBITDA margin up 760 basis points to 28%.

•	Company confirms expanded program to lower operating costs by $60 million over three years.

•	Credit facility amended to increase borrowing capacity, expand flexibility and reduce interest expense.

Irvine, Calif., April 22, 2015 - CoreLogic (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, today reported financial results for the quarter ended March 31, 2015.

“CoreLogic is off to an outstanding start in 2015 with strong growth in revenues, operating profits, free cash flow and diluted earnings per share. Importantly, we successfully captured the benefits of an uptick in mortgage market activity while we continued to expand our product offerings, technology and operational capabilities and market share," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “Over the balance of this year, we will continue to focus on expanding our market leadership in underwriting and risk management-related solutions which are powered by our “must have” data, analytics and data-enabled workflow tools and platforms.”

“Our strong first quarter financial performance reflects the continuing shift in our business mix toward scaled platforms that provide unique data-driven insights with high levels of subscription-based revenues,” added Frank Martell, Chief Operating and Financial Officer of CoreLogic. “As we move forward, we plan to accelerate our already considerable progress toward becoming a higher-growth, higher-margin firm. To this end, we increased investment in our NextGen technology platform, upsized our cost management and productivity targets to approximately $60 million over the next three years and amended our credit facility to provide additional flexibility to pursue opportunistic growth opportunities and to continue to drive our capital allocation priorities.”

First-Quarter Financial Highlights
First quarter revenues increased 12% from prior year levels to $364.8 million. Revenue growth was principally attributable to higher demand for property data, analytics and underwriting solutions as well as market share gains and the benefits of the acquisition of Marshall & Swift /Boeckh (MSB) and DataQuick (DQ). D&A revenues rose 19% compared with prior year to $165.6 million driven principally by gains in insurance, international and core property data, which more than offset the impact of unfavorable foreign currency translation and lower multifamily services revenues. TPS revenues increased 6% year-over-year to $201.6 million driven primarily by higher demand for underwriting solutions which more than offset lower specialty credit and project-related document processing and retrieval revenues.

Operating income from continuing operations totaled $49.3 million for the first quarter compared with $14.8 million for the first quarter of 2014. The 232% increase in operating income resulted primarily from higher revenues, favorable operating leverage in our mortgage-related underwriting solutions businesses and lower expenses related to the cost efficiency programs, which were partially offset by increased depreciation and amortization associated with the acquisition of MSB and DQ. Prior year operating income also reflected certain costs related to the Company’s strategic transformation program including transaction costs of $8.5 million related to the MSB and DQ acquisitions and costs associated with the integration of the tax and flood services operations of Bank of America (BAC tax and flood) totaling $4.4 million, which had no 2015 counterpart. First quarter 2015 operating income margin was 14%, up from 5%.

First quarter net income from continuing operations totaled $29.3 million compared with a net loss of $3.2 million in 2014. The $32.5 million year-over-year jump was primarily driven by higher operating income and lower interest costs, which more than offset the impact of increased provisions for income taxes. Diluted EPS from continuing operations totaled $0.32 for the first quarter of 2015 compared with a loss of $0.03 in the first quarter of 2014. Adjusted diluted EPS totaled $0.46, up 156% reflecting the positive impacts of revenue growth, margin improvement and share repurchases.

Adjusted EBITDA totaled $100.9 million in first quarter 2015 compared with $65.4 million in first quarter 2014. First quarter 2015 adjusted EBITDA margin was 28%, up from 20% in 2014. The increase in adjusted EBITDA and margins was principally the result of double-digit revenue growth and favorable business mix as well as lower costs resulting from ongoing cost management programs. In addition, 2014 adjusted EBITDA included integration costs attributable to the BAC tax and flood acquisition which had no 2015 counterpart. D&A adjusted EBITDA totaled $53.5 million, a 41% increase from 2014, as higher revenues from insurance and property information and cost containment benefits more than offset unfavorable currency translation. TPS adjusted EBITDA increased 58% to $58.8 million as operating leverage, cost management benefits and lower acquisition-related integration costs drove improved results.

Cost Management And Technology Excellence
In line with the Company's demonstrated commitment to operational excellence and progressive growth in profit margins, Corelogic is implementing an expanded three-year productivity and cost management program which is expected to reduce expense, on an annual run-rate basis, by approximately $60 million by 2018. Savings are expected to be realized through the reduction of selling, general and administrative (SG&A) costs, outsourcing certain business process functions, consolidation of facilities and other operational improvements. This program will incorporate expected savings from the completion of Phase I of the Company’s previously announced Technology Transformation Initiative (TTI). TTI Phase I, which is scheduled for completion in June 2015, incorporates the transition of the Company's existing technology infrastructure to a managed service arrangement with Dell Services. The second phase of the TTI (TTI-NextGen) relates to the development of the Company's next generation technology platform which is designed to augment and eventually replace substantial portions of our legacy systems. TTI-NextGen is expected to support accelerated revenue growth trends beginning in 2015.

The Company expects to realize approximately $15 million in total savings from its cost productivity and management program during 2015, including $10 million in savings attributable to the completion of TTI Phase I. Additional run-rate savings of $30 million are targeted in 2016 (including an incremental $20 million associated with TTI Phase I) with additional savings of $15 million expected during 2017. Cash and non-cash charges associated with this program are expected to aggregate approximately $20 million and will be incurred over the course of the three-year program.

Liquidity and Capital Resources
At March 31, 2015, the Company had cash and cash equivalents of $89.7 million compared with $104.7 million at December 31, 2014. As of March 31, 2015, the Company had available capacity on its revolving credit facility of $490.0 million. Total debt as of March 31, 2015 was $1.3 billion. During the first quarter of 2015, the Company repaid $35.6 million in term loan, revolving and other debt obligations.

On April 21, 2015, CoreLogic completed an amendment to its senior secured credit agreement which increased borrowing capacity and lowered interest rates. In addition, the amendment provided for increased flexibility for acquisitions and certain types of investments as well as an extension of the term by approximately thirteen months.

Free cash flow (FCF) for the twelve months ended March 31, 2015 totaled $275.8 million, which represented 70% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the twelve months ended March 31, 2015 was $365.0 million.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, April 23, 2015 at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss reported results.  All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com.  Alternatively, participants may use the following dial-in numbers: 877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 19801445.

Additional detail on the Company's first quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 19801445.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 3.5 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth plans, cost reductions and productivity and the TTI; the Company's overall financial performance, including future revenue and profit growth and market position, and the Company's margin and cash flow profile; the Company's 2015 financial guidance and assumptions thereunder; and the Company's plans to reduce outstanding debt and continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, TTI and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 35% for 2015 and 38% for 2014. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands, except per share amounts)	2015	2014
Operating revenues	$364,772	$326,104
Cost of services (excluding depreciation and amortization shown below)	185,543	187,660
Selling, general and administrative expenses	93,986	93,963
Depreciation and amortization	35,920	29,506
Impairment loss	58	148
Total operating expenses	315,507	311,277
Operating income	49,265	14,827
Interest expense:
Interest income	1,458	1,171
Interest expense	13,835	16,828
Total interest expense, net	(12,377)	(15,657)
Gain/(loss) on investments and other, net	309	(4,351)
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	37,197	(5,181)
Provision for income taxes	11,465	114
Income/(loss) from continuing operations before equity in earnings of affiliates	25,732	(5,295)
Equity in earnings of affiliates, net of tax	3,766	2,382
Net income/(loss) from continuing operations	29,498	(2,913)
(Loss)/income from discontinued operations, net of tax	(111)	385
Net income/(loss)	29,387	(2,528)
Less: Net income attributable to noncontrolling interests	208	264
Net income/(loss) attributable to CoreLogic	$29,179	$(2,792)
Amounts attributable to CoreLogic stockholders:
Net income/(loss) from continuing operations	$29,290	$(3,177)
(Loss)/income from discontinued operations, net of tax	(111)	385
Net income/(loss) attributable to CoreLogic	$29,179	$(2,792)
Basic income per share:
Net income/(loss) from continuing operations	$0.33	$(0.03)
(Loss)/income from discontinued operations, net of tax	—	—
Net income/(loss) attributable to CoreLogic	$0.33	$(0.03)
Diluted income per share:
Net income/(loss) from continuing operations	$0.32	$(0.03)
(Loss)/income from discontinued operations, net of tax	—	—
Net income/(loss) attributable to CoreLogic	$0.32	$(0.03)
Weighted-average common shares outstanding:
Basic	89,751	91,433
Diluted	91,117	91,433

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	March 31,	December 31,
Assets	2015	2014
Current assets:
Cash and cash equivalents	$89,706	$104,677
Marketable securities	21,950	22,264
Accounts receivable (less allowance for doubtful accounts of $10,153 and $10,826 as of March 31, 2015 and December 31, 2014, respectively)	226,495	214,344
Prepaid expenses and other current assets	55,037	51,375
Income tax receivable	13,328	13,357
Deferred income tax assets, current	90,341	90,341
Assets of discontinued operations	4,723	4,267
Total current assets	501,580	500,625
Property and equipment, net	359,275	368,614
Goodwill, net	1,769,199	1,780,758
Other intangible assets, net	266,131	278,270
Capitalized data and database costs, net	329,227	333,265
Investment in affiliates, net	101,715	103,598
Restricted cash	12,214	12,360
Other assets	134,634	138,872
Total assets	$3,473,975	$3,516,362
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$178,921	$170,418
Accrued salaries and benefits	69,817	99,786
Deferred revenue, current	254,322	255,330
Current portion of long-term debt	16,194	11,352
Liabilities of discontinued operations	12,805	13,704
Total current liabilities	532,059	550,590
Long-term debt, net of current	1,278,881	1,319,211
Deferred revenue, net of current	394,580	389,308
Deferred income tax liabilities, long term	64,426	63,979
Other liabilities	159,059	161,084
Total liabilities	2,429,005	2,484,172

Redeemable noncontrolling interests	16,783	18,023

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 90,194 and 89,343 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	613,152	605,511
Retained earnings	523,068	492,441
Accumulated other comprehensive loss	(108,034)	(83,786)
Total equity	1,028,187	1,014,167
Total liabilities and equity	$3,473,975	$3,516,362

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income/(loss)	$29,387	$(2,528)
Less: (Loss)/income from discontinued operations, net of tax	(111)	385
Net income/(loss) from continuing operations	29,498	(2,913)
Adjustments to reconcile net income/(loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	35,920	29,506
Impairment loss	58	148
Provision for bad debt and claim losses	2,612	3,688
Share-based compensation	8,732	8,011
Excess tax benefit related to stock options	(4,575)	(5,942)
Equity in earnings of affiliates, net of taxes	(3,766)	(2,382)
Loss on early extinguishment of debt	—	593
Deferred income tax	1,978	44
(Gain)/loss on investments and other, net	(309)	4,351
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,070)	11,768
Prepaid expenses and other current assets	(3,662)	2,863
Accounts payable and accrued expenses	(19,570)	(32,264)
Deferred revenue	4,264	(8,554)
Income taxes	(2,359)	(7,856)
Dividends received from investments in affiliates	8,420	4,258
Other assets and other liabilities	(3,927)	6,525
Net cash provided by operating activities - continuing operations	41,244	11,844
Net cash (used in)/provided by operating activities - discontinued operations	(1,010)	4,809
Total cash provided by operating activities	$40,234	$16,653
Cash flows from investing activities:
Purchases of property and equipment	$(11,397)	$(13,427)
Purchases of capitalized data and other intangible assets	(11,244)	(7,185)
Cash paid for acquisitions, net of cash acquired	—	(665,758)
Purchases of investments	(388)	—
Change in restricted cash	146	(580)
Net cash used in investing activities - continuing operations	(22,883)	(686,950)
Net cash used in investing activities - discontinued operations	—	(6)
Total cash used in investing activities	$(22,883)	$(686,956)
Cash flows from financing activities:
Proceeds from long-term debt	$135	$689,641
Debt issuance costs	—	(14,042)
Repayment of long-term debt	(35,551)	(5,154)
Proceeds from issuance of stock related to stock options and employee benefit plans	10,701	2,730
Minimum tax withholding paid on behalf of employees for restricted stock units	(11,792)	(14,314)
Shares repurchased and retired	—	(6,850)
Excess tax benefit related to stock options	4,575	5,942
Net cash (used in)/provided by financing activities - continuing operations	(31,932)	657,953
Net cash provided by financing activities - discontinued operations	—	—
Total cash (used in)/provided by financing activities	$(31,932)	$657,953
Effect of exchange rate on cash	67	482
Net decrease in cash and cash equivalents	(14,514)	(11,868)
Cash and cash equivalents at beginning of period	104,677	134,419
Less: Change in cash and cash equivalents - discontinued operations	(1,010)	4,803
Plus: Cash swept (to)/from discontinued operations	(1,467)	4,477
Cash and cash equivalents at end of period	$89,706	$122,225
Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended March 31, 2015
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$26,366	$44,102	$(33,271)	$—	$37,197
Pre-tax equity in (loss)/earnings of affiliates	(522)	6,663	13	—	6,154
Depreciation & amortization	25,603	6,772	3,545	—	35,920
Total interest expense	40	76	12,261	—	12,377
Stock-based compensation	2,020	1,121	5,590	—	8,731
Impairment loss	—	58	—	—	58
Efficiency investments	—	—	331	—	331
Transaction costs	—	—	150	—	150
Adjusted EBITDA	$53,507	$58,792	$(11,381)	$—	$100,918

	For the Three Months Ended March 31, 2014
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$15,793	$25,146	$(46,120)	$—	$(5,181)
Pre-tax equity in (loss)/earnings of affiliates	(13)	3,977	(105)	—	3,859
Depreciation & amortization	20,092	6,479	2,935	—	29,506
Total interest expense	23	134	15,500	—	15,657
Stock-based compensation	1,798	1,429	4,784	—	8,011
Impairment loss	148	—	—	—	148
Non-operating investment loss	—	—	4,137	—	4,137
Efficiency investments	—	—	780	—	780
Transaction costs	—	—	8,532	—	8,532
Adjusted EBITDA	$37,841	$37,165	$(9,557)	$—	$65,449

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS
UNAUDITED

	For the Three Months Ended March 31, 2015
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$26,366	$44,102	$(33,271)	$—	$37,197
Pre-tax equity in (loss)/earnings of affiliates	(522)	6,663	13	—	6,154
Stock-based compensation	2,020	1,121	5,590	—	8,731
Efficiency investments	—	—	331	—	331
Transaction costs	—	—	150	—	150
Impairment loss	—	58	—	—	58
Amortization of acquired intangibles	6,925	2,867	—	—	9,792
Depreciation of certain acquired proprietary technology included in property and equipment	2,880	—	—	—	2,880
Adjusted pretax income from continuing operations	$37,669	$54,811	$(27,187)	$—	$65,293
Tax provision (35% rate)					22,853
Less: Net income attributable to noncontrolling interests					208
Adjusted net income attributable to CoreLogic					$42,232
Weighted average diluted common shares outstanding					91,117
Adjusted diluted EPS					$0.46

	For the Three Months Ended March 31, 2014
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$15,793	$25,146	$(46,120)	$—	$(5,181)
Pre-tax equity in (loss)/earnings of affiliates	(13)	3,977	(105)	—	3,859
Stock-based compensation	1,798	1,429	4,784	—	8,011
Non-operating investment loss	—	—	4,137	—	4,137
Efficiency investments	—	—	780	—	780
Impairment loss	148	—	—	—	148
Transaction costs	—	—	8,532	—	8,532
Interest expense adjustments	—	—	130	—	130
Amortization of acquired intangibles	5,007	2,601	—	—	7,608
Adjusted pretax income from continuing operations	$22,733	$33,153	$(27,862)	$—	$28,024
Tax provision (38% rate)					10,649
Less: Net loss attributable to noncontrolling interests					264
Adjusted net income attributable to CoreLogic					$17,111
Weighted average diluted common shares outstanding					93,409
Adjusted diluted EPS					$0.18

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

For the Twelve Months Ended March 31, 2015
Net cash provided by operating activities - continuing operations	$364,993
Purchases of property and equipment	(49,995)
Purchases of capitalized data and other intangible assets	(39,188)
Free Cash Flow	$275,810